EXHIBIT 21

FIRSTENERGY CORP.
LIST OF SUBSIDIARIES OF THE REGISTRANT

As of
December 31, 2023

FirstEnergy Service Company - Incorporated in Ohio
FirstEnergy Transmission, LLC - Organized in Delaware
FirstEnergy Ventures Corp. - Incorporated in Ohio
Jersey Central Power & Light Company - Incorporated in New Jersey
Metropolitan Edison Company[1] - Incorporated in Pennsylvania
Monongahela Power Company - Incorporated in Ohio
Ohio Edison Company - Incorporated in Ohio
Pennsylvania Electric Company[1] - Incorporated in Pennsylvania
The Cleveland Electric Illuminating Company - Incorporated in Ohio
The Potomac Edison Company - Incorporated in Maryland
The Toledo Edison Company - Incorporated in Ohio
West Penn Power Company[1] - Incorporated in Pennsylvania

[1] Merged with and into FirstEnergy Pennsylvania Electric Company on January 1, 2024